Exhibit 99.1

Press Release	Source: Digital Generation Systems, Inc.

Nasdaq Listing Qualifications Panel Grants DG Systems’ Request for Continued Listing on Nasdaq National Market

DALLAS—(BUSINESS WIRE)—March 16, 2006—Digital Generation Systems, Inc. (“DG Systems” or the “Company”), (NASDAQ: DGIT), the leading provider of digital media distribution services to the broadcast and advertising industries, today announced that the Nasdaq Listing Qualifications Panel has granted the Company’s request for continued listing on The Nasdaq National Market subject to the following conditions:

•      (1) That DG Systems will inform the Nasdaq Listing Qualifications Panel on or before May 31, 2006 that it has held a stockholders’ meeting; that the proposed one-for-ten share reverse stock split of the issued and outstanding shares of DG Systems common stock, $0.001 par value per share has been approved; and that the closing bid price of the Company’s shares is at least $1.00 per share.

•      (2) That DG Systems, on or before June 14, 2006 will have a closing bid price of $1.00 per share or more for a minimum of ten prior consecutive trading days.

•      (3) That DG Systems must be able to demonstrate compliance with all requirements for continued listing on The Nasdaq National Market.

As previously disclosed, DG Systems was informed in February that because the closing bid price of its common stock was not in compliance with the $1.00 minimum closing bid price requirement as set forth in Nasdaq Marketplace Rule 4450(a)(5) that the Company’s common stock was subject to delisting from the Nasdaq National Market. On March 9, 2006, the Company presented a plan for its continued listing on the Nasdaq National Market to the Nasdaq Listings Qualification Panel. The presentation to the Nasdaq Listings Qualification Panel provided background on the Company, its financial condition, its proposed merger with FastChannel Network, Inc. and its proposal to stockholders to amend the DG Systems’ certificate of incorporation to effect a one-for-ten share reverse stock split of the issued and outstanding shares of DG Systems common stock, $0.001 par value per share.

About DG Systems, Inc.

DG Systems and its StarGuide and SourceTV divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG Systems’ extensive digital network reaches more than 5,000 advertisers and agencies, nearly 3,800 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. DG Systems is based in Irving, Texas, with offices located in New York City, Detroit, Los Angeles, Chicago, Boca Raton and Louisville. More information can be found on the Company’s Web site at www.dgsystems.com.

In December 2005, DG Systems entered into a definitive agreement to merge with FastChannel Network, Inc., which, subject to obtaining all necessary approvals, is expected to close in the second quarter of 2006.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the Company’s ability to hold a stockholders’ meeting by May 31, 2006; the outcome of the vote of DG Systems stockholders on the proposed reverse split; and, the expectation that DG Systems’ shares will have a closing bid price of $1.00 per share or more for the periods specified by the Nasdaq Listings Qualification Panel. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those stated herein. These and other risks relating to DG Systems are set forth in the Company’s filings with the Securities and Exchange Commission.

Contact:

DG Systems, Inc.

Omar Choucair, 972-581-2000

or

Jaffoni & Collins Incorporated

Joseph Jaffoni, 212-835-8500

dgit@jcir.com